Exhibit 10.4

LEASE

BETWEEN

MARRONE BIO INNOVATIONS, INC.,

a Delaware corporation

AND

SEVEN DAVIS, LLC,

a Delaware limited liability company

dated as of April 30, 2014

i

OFFICE LEASE

This Office Lease (this “Lease”), dated as of this             day of April 2014, is by and between SEVEN DAVIS, LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and MARRONE BIO INNOVATONS, INC., a Delaware corporation (hereinafter referred to as “Tenant”).

Witnesseth:

Whereas, Landlord is the owner of that certain real property on which is located an office building having an address of 1490 Drew Avenue (hereinafter the “Building”). Landlord’s affiliate Six Davis, LLC owns several office buildings having the address of 1530 Drew Avenue, 1540 Drew Avenue and 1554 Drew Avenue, Davis California 95618, which contain space that is being leased by Tenant under a certain Lease dated September 9, 2013 (hereinafter collectively referred to as the “Six Davis Lease”).

Whereas, all office space, together with all improvements and facilities located upon the underlying land, owned by Landlord as shown on Exhibit A hereto shall be deemed to be the “Office Park”; and

Whereas, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, certain office premises in the Building as delineated on the plan attached as Exhibits B, (the “Premises.”), containing approximately 17,438 rentable square feet.

Now, therefore, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the term, at the rent, and upon and subject to the terms and conditions hereinafter set forth.

1. Term. Unless this Lease is sooner terminated as hereinafter provided, the initial term of this Lease shall be for the period of sixty (60) months, commencing on the Commencement Date. Such term, as it may be extended or sooner terminated pursuant to the provisions of this Lease, is referred to herein as the “Term.” The “Commencement Date” shall be the date of Substantial Completion (as defined herein) of the Initial Improvements (as defined herein). Tenant has agreed to accept the Premises “as-is” except for the Initial Improvements (as defined in Exhibit C to this Lease), to be constructed by Landlord, subject to, and without limiting Landlord’s repair, maintenance and other obligations under this Lease, including the warranties set forth in Exhibit C and further acknowledges that (a) Landlord has made no agreement to make any initial improvements or refurbishments to the Premises except as set forth in Paragraph 4 below and Exhibit C with respect to the Initial Improvements and (b) Tenant acknowledges that it has investigated and/or been given the opportunity to investigate all matters related to the Premises prior to the execution of this Lease, including, without limitation, the condition of the Premises, the adequacy of systems serving the Premises, the size of the Premises and the suitability thereof for Tenant’s use, and hereby waives and claims it may have against Landlord related to any such matters, other than as provided in the foregoing. If the Premises has not been delivered with the Initial Improvements Substantially Completed by September 1, 2014 (the “Deadline Date”), then Tenant may terminate the Lease at any time prior to January 1, 2015 (the “Outside Date”), by written notice to Landlord if at the time Tenant delivers such written notice, Landlord has not delivered the Premises as required hereunder. Landlord shall use commercially reasonable efforts to complete the Initial Improvements and cause the Commencement Date to occur by August 15, 2014, or as soon thereafter as reasonably practicable. Landlord’s failure to complete the Initial Improvements by the Commencement Date shall not result in liability to Landlord, provided if the Premises are not delivered with the Initial Improvements completed by the Deadline Date, then in addition to Tenant’s right to terminate the Lease as provided in the foregoing, Tenant will have the right to receive abatement of Base Rent as provided in Paragraph 2(b), below. If the Lease shall be terminated by Tenant, then within three (3) business days after such termination or deemed termination, Landlord will pay to Tenant any Security Deposit or Monthly Base Rent (as each is defined herein) paid by Tenant to Landlord prior to the date of such Termination, and shall deliver to Tenant any original Letter of Credit (as defined herein) previously delivered to Landlord in lieu of any Security Deposit, by the end of such three (3) business day period. Notwithstanding that the Commencement Date shall not have occurred, Landlord shall provide Tenant with the right to enter the Premises, promptly after the prior tenant thereof shall vacate the Premises, and the Initial Improvements shall be completed, without obligation to pay Monthly Based Rent, but otherwise on the terms and conditions provided in this Lease. If the Premises is not delivered to Tenant in the condition required herein by the Outside Date notwithstanding Landlord’s use of commercially reasonable efforts to complete the Initial Improvements as provided in the foregoing, then this Lease will automatically terminate.

2. Rent.

(a) Tenant shall pay to Landlord, as base rent (the “Monthly Base Rent”) for the Premises for the initial twelve (12) months of the Term of this Lease, a monthly amount equal to Twenty Seven Thousand Nine Hundred Dollars ($27,900.00), subject to any credit provided in this Lease if Tenant does not expend the entire Tenant Improvement Allowance (as defined and provided in Exhibit C), the Incentive Credit (as defined herein) and/or any abatement of Rent provided in Paragraph 2(b) hereof. Subject to Paragraph 2(b) below, the Monthly Base Rent shall be payable in advance on the first day of each calendar month during the Term of this Lease, provided such Monthly Base Rent will be subject to increase as provided in Paragraph 2(d), below. The Monthly Base Rent shall be in addition to all other amounts required to be paid to Landlord pursuant to the provisions of this Lease.

(b) If the Term of this Lease commences on a date other than the first day of a calendar month, rent for the period from the date of commencement of the Term hereof through the last day of the calendar month in which such Term commences shall be prorated on the basis of a thirty-day month. In the event the Term of this Lease ends on a day other than the last day of the calendar month, rent for the period from the first day of the last calendar month of such Term to the end of such Term shall be prorated on the basis of a thirty-day month. One (1) full month of Monthly Base Rent will be payable in advance upon execution of this Lease, and shall be applied as a credit against installment(s) of Monthly Base Rent due hereunder. If the Commencement Date does not occur by the Deadline Date and the cause of the delay in the occurrence of the Commencement Date is not attributable to Tenant’s interference with Landlord’s completion of the Initial Improvements (it being understood that Tenant shall not be entitled to an abatement of Monthly Base Rent for each day of any such delay attributable to Tenant’s interference), then the Monthly Base Rent provided and reserved in section (a) above shall be abated one (1) day for each day of delay in delivery of the Premises to Tenant beyond the Deadline Date. In addition, Tenant will be entitled to a credit of Fifty Thousand Dollars ($50,000.00) against Monthly Base Rent hereunder (the “Incentive Credit”), to be applied against payments of Monthly Base Rent until such Incentive Credit is exhausted.

(c) The installments of rent specified herein shall be paid, without deduction or offset, and without prior notice or demand, except as otherwise specifically provided herein, to Landlord at 1590 Drew Avenue, Suite 200, Davis, California 95618, or at such other address as Landlord may from time to time specify by written notice to Tenant. All amounts of money payable by Tenant to Landlord hereunder, if not paid within a ten (10) day grace period commencing when due, shall bear interest from the due date until paid at the rate of 7% per annum or the highest amount allowed by applicable law, whichever is less.

(d) On the first anniversary date of the Commencement Date, (or, in the event said first anniversary date occurs on a date other than the first day of a calendar month, on the first day of the thirteenth (13th ) full calendar month of the Term of this Lease,) and on each succeeding anniversary date thereof, the Monthly Base Rent for the next succeeding twelve-month period of the Term of this Lease shall be increased by three percent so that the Monthly Base Rent for the following twelve (12) month period will be one hundred three percent (103%) of the Monthly Base Rent in effect in the month immediately preceding the month in which the adjustment occurs as follows:

Months or Period	Monthly Base Rent
Months 1-12*	$27,900.00	*
Months 13-24	$28,737.00
Months 25-36	$29,599.11
Months 37-48	$30,487.08
Months 49-60	$31,401.70

*	(plus the prorated portion for any partial month due at the commencement of the Term).

3. Security Deposit.

(a) Landlord hereby acknowledges receipt from Six Davis, LLC of Tenant’s funds in the amount of Twenty Thousand Dollars ($20,000.00) (the “Security Deposit”), comprising a portion of the $100,000.00 security deposit held by Six Davis, LLC from Tenant under the Lease dated September 9, 2013. The Security Deposit will be held by Landlord as the Security Deposit hereunder.

(b) Tenant shall have the option to deliver, in lieu of cash a Letter of Credit (as defined herein), in the amount of the Security Deposit, on or before the Deposit Date. The Security Deposit, whether delivered in the form of cash or a Letter of Credit shall serve as security for the full and faithful performance of Tenant’s obligations under this Lease. Tenant agrees and acknowledges that any Security Deposit is not an advance rent deposit or advance payment of any kind, nor any measure of Landlord’s damages upon default. Within thirty (30) days after expiration of the Term or earlier termination, the Security Deposit shall be returned to Tenant, reduced by those amounts that may be required by Landlord to remedy defaults (beyond any applicable notice and cure periods) on the part of Tenant in the payment of Rent, to repair damages to the Premises caused by Tenant, to clean the Premises to the extent the Premises are not left in the condition required under this Lease and for any other cost or expense to which Landlord may be permitted to apply such Security Deposit under this Lease and applicable law. If any amount of the Security Deposit is applied by Landlord to cure any default (beyond any applicable notice and cure periods) hereunder, then within ten (10) days after written notice from Landlord of such application (which shall include a description of the obligation that the Security Deposit was applied to satisfy), Tenant shall deliver to Landlord a payment sufficient to restore the Security Deposit to the amount specified subsection (a), as reduced pursuant to subsection (f), below.

(c) Tenant may elect to deliver an irrevocable, unconditional letter of credit, in form and substance reasonably satisfactory to Landlord and drawn on a bank reasonably satisfactory to Landlord in lieu of the cash Security Deposit hereunder (a “Letter of Credit”). Landlord confirms that Five Star Bank, a New York state chartered community bank, is a satisfactory issuing bank of the Letter of Credit, provided the Letter of Credit shall provide that it shall be drawable at a Five Star Bank branch location in Northern California. Any Letter of Credit shall be in the amount of the Security Deposit from time to time as may be reduced pursuant to subsection (f), below and shall have an expiration date no earlier than the expiration of the Term, or if the expiration date shall occur prior to the expiration of the Term, such Letter of Credit shall be replaced as provided in subsection (d), below, prior to the expiration thereof.

(d) Tenant shall provide a replacement Letter of Credit at least forty-five (45) days prior to the expiration date of any then effective Letter of Credit, which meets the requirements of this Lease. If Tenant fails to provide such replacement Letter of Credit, and such failure continues for ten (10) days after Tenant receives written notice from Landlord or any First Lender of such nonrenewal, Landlord may present, or cause to be presented, any Letter of Credit then held by Landlord for payment, and hold the cash proceeds thereof as security for the performance by Tenant of its obligations under this Lease, subject to the other terms and conditions of this Paragraph 3.

(e) Any portion of the Security Deposit not applied to cure a Tenant default (beyond any applicable notice and cure periods) hereunder, for the prepayment of Rent, or for any other purpose permitted under this Lease shall be paid over to Tenant (or if the Security Deposit is held in the form of a Letter of Credit, the original Letter of Credit shall be returned) within thirty (30) days after expiration of the Term or earlier termination hereof. Landlord shall hold the Security Deposit for the foregoing purposes; provided, however, that Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. Tenant hereby waives any and all rights it may have under Section 1950.7, of the Civil Code, or any successor thereto that are inconsistent with the provisions of this Lease. If Landlord conveys or transfers its interest in the Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease, the Security Deposit, or any portion thereof not previously applied, shall be transferred to Landlord’s successor, and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit.

(f) Notwithstanding the foregoing, the amount of the Security Deposit shall be reduced to Ten Thousand Dollars ($10,000.00), on and after the expiration of the twelfth (12th) full calendar month, so long as no event of default (beyond applicable notice and cure periods) by Tenant under this Lease then exists as of the date of the relevant reduction of the Security Deposit and the date any excess Security Deposit is to be returned hereunder. Such reduction may be accomplished by amendment of the Letter of Credit, provided the Letter of

Credit otherwise complies with the provisions of this Lease. If the Security Deposit is held as cash, within ten (10) business days following the date of the relevant reduction of the Security Deposit, Landlord shall pay to Tenant any excess held by Landlord over the required amount of the Security Deposit, as so reduced. If Landlord does not timely pay Tenant such excess, Tenant shall have the right to credit such excess against future payments of Monthly Base Rent under this Lease, in addition to other remedies Tenant may have at law or in equity arising from Landlord’s failure to timely pay.

4. Improvement of the Premises.

(a) As used in this Paragraph, “Initial Improvements” shall collectively refer to any improvements to the Premises to be constructed by Landlord pursuant to Exhibit C and “Substantial Completion” means the date any such Initial Improvements are complete, except for minor or “punchlist” items and the Premises may be legally occupied by Tenant. Landlord will use reasonable efforts to provide Tenant with at least fifteen (15) days’ advance notice of the date of Substantial Completion. Tenant will in no event be required to remove at the expiration of the Term any Tenant Improvements covered by Approved Working Drawings (as defined in Exhibit C) and constructed by Tenant pursuant to Exhibit C and approved by Landlord.

5. Use of the Premises. Tenant may use the Premises only for administrative, executive, and research and development purposes, and for sales (excluding on-site retail sales), including without limitation sales of biopesticides, as well as plant testing in the Greenhouse (as defined herein) and for no other use or purpose without the prior written consent of Landlord. No use shall be made of the Premises which will increase the existing rate of insurance on the Buildings or cause the cancellation of any insurance policy covering the Buildings. Tenant shall not commit or suffer to be committed any waste upon the Premises or any public or private nuisance or any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building, and shall not use the Premises for any purpose or use that is deemed to be in violation of any of the laws, ordinances, regulations or rules of any public authority.

6. Parking and EV Improvements.

(a) The Landlord shall provide parking in the areas shown on the site plan attached as Exhibit A, hereto, during normal business hours, for the use of Tenant on a non-exclusive basis, without charge, unless Landlord is required to impose a charge pursuant to applicable laws. Said parking spaces shall be used for parking vehicles no larger than full sized passenger automobiles or pick-up trucks unless the prior consent of Landlord is obtained for the parking of any other type of vehicle. Tenant will not service, or store, nor shall it allow any of its employees to service or store overnight any vehicles in the parking areas, except that Tenant may park overnight and store up to three (3) company-owned cars, vans or pickup trucks or trailers, including one or more light duty trailers suitable for transporting one or more ATV’s and/or one or more spray rigs (but not heavy duty tractor-trailers or trailers) in the parking areas, provided no such vehicles and/or trailers shall obstruct the drive aisles or access to parking in the Office Park or otherwise unreasonably interfere with, or burden the use of the parking facilities by other tenants of the Office Park. Tenant and its employees shall comply with all reasonable rules and regulations promulgated from time to time by Landlord relating to the use of the parking area.

(b) Tenant may request, and Landlord will not unreasonably withhold its consent to the installation of one or more EV charging stations in the parking areas of the Office Park to be used by Tenant’s vehicles, provided: (a) Landlord and Tenant will reasonably agree on the location and number of such charging stations; (b) any and all such charging station installations shall comply with all laws; (c) Landlord will reasonably cooperate with Tenant, at no cost to Landlord, to obtain all permits and approvals necessary to install such charging stations, provided the approvals will be obtained at Tenant’s cost; (d) Tenant will pay any and all costs of installing and maintaining such charging stations and will pay Landlord the reasonable cost of utilities used by such charging stations, as reasonably estimated and documented by Landlord, within thirty (30) days after Landlord shall present an invoice covering such costs; and (e) if requested by Landlord, Tenant will remove such charging stations at the expiration of the Term and will restore any part of the Parking Area damaged by such removal.

7. Repairs and Maintenance by Tenant. Except as otherwise provided in Paragraphs 9, 20 and 21 of this Lease, and subject to Paragraph 16 hereof, Tenant agrees at its expense to maintain the interior of the Premises in good condition and repair throughout the Term of this Lease, reasonable wear and tear, matters which are the responsibility of Landlord hereunder, and damage by fire or other casualty excepted. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof; nor have any representations respecting the condition of the Premises or the Buildings been made by Landlord to Tenant, except as specifically herein set forth. Tenant shall be responsible for plumbing service calls for maintenance resulting from Tenant’s improper acts or misuse of the plumbing system serving the Premises. Within the Premises, Tenant shall be responsible for the cost of any janitorial service, and for replacement and installation of light bulbs and tubes in the Premises. Tenant shall cause the Premises to be cleaned with sufficient frequency to preserve the neat, clean appearance of the Premises, consistent with the quality of the Office Park.

8. Utilities and Services – Buildings and Site.

(a) Landlord shall provide site exterior lighting.

(b) Landlord, at no expense to Tenant, shall maintain the parking area adjacent to the Buildings including associated landscaped and parking areas and the access ways thereto, in a clean and orderly condition, and shall replace any broken plate glass windows or doors in the Buildings, unless such breakage is caused by Tenant’s or its agents’, employees’, customers’ or invitees’ improper acts or misuse of the Premises, in which case Tenant will pay the cost of repair of any such damage. Landlord shall not be liable, however, for either the failure, or delay, to furnish any of the services or utilities specified in this Paragraph 8, or the curtailment of such services or utilities, when such failure or curtailment is caused by conditions beyond the reasonable control of Landlord or by accidents, strikes, repairs or improvements to Premises, or to the Buildings, nor shall any such failure constitute a constructive eviction of Tenant, entitle Tenant to the abatement of rent, relieve Tenant from observing and performing any of the provisions of this Lease, or any other claims against Landlord. Landlord is not responsible for any maintenance of the Greenhouse. Notwithstanding the foregoing or anything to the contrary contained in this Lease (but subject to the last sentence of this subsection (b)), Tenant shall cease to occupy, and shall not in fact use, any Premises located in a Building because such Premises have become unsuitable for Tenant’s use as a consequence of a cessation of utilities or services not caused by Tenant or any of its agents, employees or contractors for a period exceeding five (5) consecutive days, or the presence of any Hazardous Materials not introduced to the Office Project by Tenant or any of Tenant’s employees, agents, contractors or invitees that shall have a material and adverse effect on Tenant’s ability to occupy its Premises in the relevant Building, then Tenant shall be entitled to an abatement of all rent payable hereunder for so long as Tenant does not in fact use the relevant Premises because the Premises have become unsuitable for Tenant’s use, and Monthly Base Rent shall be abated based on the proportion that the Premises so affected bears to the total Premises leased hereby. If such interference cannot be corrected or the damage resulting therefrom repaired so that the entire Premises will be reasonably suitable for Tenant’s use within one hundred twenty (120) days after the occurrence of such event and Tenant does not in fact use the entire Premises for the conduct of its business during the entirety of such period, then Tenant also shall be entitled, at the end of such one hundred twenty (120) day period for a period of ten (10) business days hereafter to terminate this Lease (and receive a full refund and return of its deposits and any prepaid rent) by delivery of written notice of termination to Landlord, unless the interfering event is abated prior to the date Tenant gives notice. Any casualty or damage to the Premises shall be governed by Paragraph 20 hereof.

(c) [Intentionally Deleted].

(d) Subject to applicable laws, Landlord will provide reasonable amounts of water for the uses contemplated at the Premises, which shall be separately metered.

(e) Tenant shall pay its own janitorial, gas and electricity costs for the Premises, and Landlord shall bear no responsibility to supply such utilities or services, other than water as noted in subsection (d), above. All such utilities shall be separately metered to one or more portions of the Premises. Tenant shall cause the Premises to be cleaned with sufficient frequency to preserve the neat, clean appearance of the Premises.

(f) Landlord shall provide Tenant with keys to the Premises, and otherwise provide Tenant with access to the Premises twenty four (24) hours per day, seven (7) days per week, subject to any temporary closure as reasonably required for Landlord to carry out its repair obligations hereunder, the effect of casualty, and disaster, riot, public disturbance or other cause prevalent in the area of the Premises that shall result in closure of similar buildings located in the area of the Premises.

9. Repairs by Landlord. Except as otherwise provided in Paragraph 20 hereof, Landlord agrees at no expense to Tenant to maintain in good condition and repair throughout the Term of this Lease the roof and roofing, exterior walls, foundations columns, footings, load bearing walls, subfloors and the landscaping, parking, sidewalk and other exterior areas of the Buildings, as well as the HVAC, plumbing, electrical, life safety and all other main building systems serving the Premises and Buildings, and the pipes and conduit for the plumbing, gas lines, electric wiring and the fire protection loop to the point of entry to the Premises, and the lighting ballasts located in the Buildings, when such repair or replacement is necessitated, other than through the improper acts or misuse of such systems or facilities by Tenant, subject to Paragraph 11 concerning waiver of subrogation rights. Landlord shall not be responsible for damage to, or destruction of, property located on the Premises by reason of defects in those portions of the Premises which Landlord is obligated to maintain or replace, except for the warranties specified in Exhibit C. Notwithstanding the foregoing, Landlord will have no obligation to maintain or repair the equipment yard adjacent to 1530 Drew Avenue, or any fixtures or equipment located in such equipment yard.

10. Entry by Landlord. Tenant agrees to permit Landlord to enter the Premises accompanied by Tenant and subject to Tenant’s reasonable security requirements, at reasonable times, with reasonable advance notice to Tenant of not less than one (1) business day, for the purpose of inspecting the same, showing the Premises to prospective purchasers, mortgagees, or tenants (during the last one hundred eighty (180) days of the Term only, unless Tenant does not exercise the Option to Extend provided in Paragraph 42 hereof, in which case Landlord will have access for such purposes beginning on the latest date that Tenant could exercise the Option to Extend, subject to the terms and provisions hereof), making any necessary repairs or additions to the Premises or the Premises of another tenant or to the Buildings and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body, or that Landlord may reasonably deem necessary to prevent waste or deterioration in connection with the Premises, including without limitation any repairs or other work which Tenant is obligated to make or perform under the terms of this Lease and which Tenant has failed or neglected to make or perform after receipt of written demand by Landlord (and the expiration of any applicable cure periods for default hereunder) that the same be made or performed. In the event Landlord performs any work which Tenant is obligated to perform under the terms of this Lease, Tenant shall pay to Landlord, within thirty (30) days from the date of receipt by Tenant of a statement therefore, the cost incurred by Landlord in performing the same. Nothing herein shall imply any duty on the part of Landlord to do any such work which, under any provision of this Lease, Tenant may be required to perform and the performance thereof by Landlord shall not constitute a waiver of any default by Tenant in failing to perform the same. Landlord may, during the progress of any work in the Premises, keep and store upon the Premises all necessary materials, tools, and equipment. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making repairs or the performance of any work in the Premises, or on account of bringing materials, supplies and equipment to or through the Premises during the course thereof, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided that that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with its entries into and/or work within the Premises.

11. Insurance. At all times during the Term of this Lease, Tenant shall maintain in force, at its sole cost and expense, public liability insurance with combined single limits of $1,000,000 per occurrence and $2,000,000 aggregate. Tenant shall also procure and keep in effect during the Term, fire and extended coverage for its furniture fixtures, and equipment, merchandise, leasehold improvements made or constructed by Tenant, inventory, and all other items of Tenant’s property on the Premises, written on a Specified Perils Form basis. Such policy or policies shall be with insurers having a Best Insurance Guide Rating of A-:VII or better and licensed to do business in California. Such policy or policies of insurance shall be with insurers and in such form as Landlord may reasonably approve and each such policy shall name Landlord, the Shimon ben Joseph Foundation and Interland, LLC, as additional insureds thereunder. All liability policies shall be primary and not contributing as to any coverage maintained by Landlord. Without limiting the foregoing, Landlord and all required additional insureds shall be shown as “certificate holders” under any certificate of coverage issued in connection with Tenant’s liability policies. Any additional insured endorsements to Tenant’s policy required to effect the foregoing coverages shall provide coverage at least equivalent to ISO Form CG 20 10 (with respect to Landlord, unless coverage is provided under ISO Form CG 20 11 or equivalent coverage); ISO Form CG 20 11 (with respect to Landlord and Landlord’s property manager) and ISO Form CG 20 26 (with respect to any entity other than Landlord or its property manager that Landlord shall require be named as an additional insured). Without limiting the foregoing, any endorsement provided to Landlord hereunder to evidence additional insured liability coverage shall expressly provide that it shall cover the concurrent negligence of the additional insured. Tenant shall carry commercially reasonable insurance deductibles. Any self-insurance provisions under any insurance policies maintained by Tenant that are not specifically provided in the foregoing provisions shall be subject to Landlord’s prior written approval. Each such property insurance policy shall contain a waiver by the insurer thereunder of its right of subrogation against Landlord. If an agreement to provide notice of cancellation to Landlord shall be available from any insurer providing the above policies, at no cost to Tenant, then the relevant policy shall provide that it may not be cancelled or the limits of coverage materially changed, without at least ten (10) days’ prior written notice to Landlord. If any relevant insurer will not agree to notify Landlord of cancellation, or such agreement is only available at additional cost to Tenant, then Tenant will provide Landlord a copy of any notice or invoice from the insurer relating to cancellation of any relevant coverage for nonpayment or any other reason, within five (5) business days after Tenant receives any such notice relating to cancellation from its insurer. Tenant shall promptly deliver a copy of certificates of insurance manifesting the required coverage, to Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other and their respective agents, employees and approved subtenants, for any loss of, or damage to, either parties’ property that arises out of or incident to any peril which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by so called “all risk” or “special form” property insurance, without regard to the negligence or willful misconduct of the entity or party so released or any other cause. Each party shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against the other party.

12. Non-Liability of Landlord. Tenant shall defend, indemnify, hold and save Landlord free and harmless from any and all liability or damage caused to property or to persons in or about the Premises arising from the use of the Premises, Buildings or Office Park by Tenant or its agent, employees or invitees; provided, however, that Tenant shall have no obligation to indemnify, defend, hold or save Landlord free or harmless from any such all liability or damage to the extent it is caused by negligence (unless covered by Tenant’s liability insurance, including, without limitation, by operation of the “additional insured” provisions thereof), or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, or Landlord’s violation of applicable law . Landlord shall not be liable for any damage, loss or injury to the property of Tenant, or any other person, suffered on, in or about the Premises by reason of the condition of the Premises, by reason of fire, earthquake, action of the elements, or any other casualty, or by reason of the act of Tenant, its agents or employees, or third persons.

13. Alterations. Tenant shall not make or permit to be made any material alterations, changes or additions in or to the Premises without prior written consent of Landlord; it being understood that Landlord’s consent shall not be required for any alterations, changes or improvements that satisfies all of the following criteria (a “Permitted Alteration”): (i) will not cost more than Twenty Five Thousand Dollars ($25,000.00) in any year; (ii) is not visible from the exterior of the Premises or Buildings; and (iii) it will not affect the structural elements of the Buildings or the systems serving the Building. Such consent shall not be unreasonably withheld. Any such approved changes or additions shall be done either by or under the direction of Landlord at the cost of Tenant, and excepting any trade fixtures shall become immediately the property of Landlord, and shall remain upon and be surrendered with the Premises upon expiration or earlier termination of the Term of this Lease. Any movable furniture remaining on the Premises at the end of the Term hereof shall be removed by Tenant or if not so removed, shall, at the option of Landlord, become the property of Landlord, and may be sold or retained by Landlord without duty to pay Tenant any amount or account to Tenant for the proceeds of any sale. Tenant hereby waives the provisions of Civil Code 1980-1991 at they may apply to any disposition of any personal property remaining at the Premises after a default and agrees that (a) this Lease shall be a bill of sale with respect to any personal property remaining on the Premises and (b) sale or other disposition of such personal property conducted in accordance with this Lease shall be an accepted method of disposing of such personal property in lieu of the method provided by Sections 1980-1991 of the Civil Code.

14. Signs. Tenant will be entitled to Building standard signage on the door to the Premises where the portions of the Premises are located. Tenant will also be entitled to exterior signage on the terms and conditions provided in Paragraph 47, below.

15. Liens. Tenant shall keep the Premises and the Buildings free from any and all liens and claims arising out of any work performed, materials furnished or obligations incurred by or for the account of Tenant.

16. Compliance With Regulations. At all times during the Term of this Lease, Tenant shall comply with and conform to all laws, ordinances, regulations, requirements and orders of all municipal and governmental bodies which relate in any manner to the use or occupancy of the Premises; provided, however, that Landlord, not Tenant, shall be required to perform and pay for any alterations or improvements to the Premises or Buildings that are required to comply any such laws, ordinances, regulations, requirements and orders unless such alterations or improvements shall be necessitated or occasioned, in whole or in part, by any alterations or improvements to the Premises made and paid for by Tenant, or by the particular use of the Premises (as opposed to office and research and development uses by tenants in general) by Tenant. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord by a party thereto or not, that Tenant has violated any such law, ordinance, requirement, or order in the use of the Premises, shall be conclusive of that fact as between Landlord and Tenant.

17. Personal Property Taxes. Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against the equipment, furniture, fixtures and other personal property of Tenant located on or about the Premises at any time during the Term of this Lease.

18. Rules and Regulations. At all times during the Term of this Lease, Tenant shall comply with the rules and regulations for the Buildings which are attached as Exhibit C hereto and incorporated herein by reference. Tenant agrees that Landlord shall have the right to make reasonable amendments to said rules and regulations and to promulgate new, reasonable rules and regulations applicable to all tenants in the Buildings which relate to their use and occupancy thereof. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of any of said rules and regulations. To the extent there is any inconsistency between any such rules and regulations and the remaining terms and conditions of this Lease, the remaining terms and conditions of this Lease shall govern and control.

19. Assignments and Subletting.

(a) Tenant shall not assign this Lease or any interest hereunder, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any person other than the agents and employees of Tenant to occupy the Premises, or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant will reimburse Landlord for any reasonable, out-of-pocket legal fees or for any other expense incurred as a consequence of Tenant’s request for approval of such assignment or subletting. The consent of Landlord to one assignment, subletting or occupation by any other person, shall not be deemed to be a consent by Landlord to any subsequent assignment, subletting or occupation by another person. Any such assignment or subletting without such consent shall be void and shall, at the option of Landlord, be deemed to be an event of default under the provisions of Paragraph 25 hereof. Neither this Lease nor any interest herein shall be assignable, as to the interest of Tenant, by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Tenant shall be allowed to assign, sublease or transfer this Lease without Landlord’s approval to a wholly owned subsidiary, affiliate, or related company.

(b) If at any time during the Term of this Lease, Tenant desires to sublease or assign all or any part of the Premises, Tenant shall give notice to Landlord setting forth the terms of the proposed sublease or assignment and the space so proposed to be subleased or assigned. Within fifteen (15) days following Landlord’s receipt of Tenant’s notice of its intent to sublease, Landlord shall provide to Tenant its written approval or disapproval. A failure of Landlord to respond to Tenant in writing within such fifteen (15) day period shall be deemed Landlord’s consent of the proposed sublet or assignment defined in Tenant’s notice.

(c) No sublease or assignment shall be valid and no sublease or assignee shall take possession of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord.

(d) Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder

(e) The provisions of this Paragraph notwithstanding, Tenant may assign or otherwise transfer its interest in and to this Lease and/or sublet the Premises or any part thereof to any Affiliate of Tenant without the necessity of obtaining the consent of Landlord. In the event that Tenant sublets the Premises or any part thereof to an Affiliate of Tenant in accordance with this Paragraph 19(e), Tenant shall remain primarily liable with respect to its obligations under this Agreement and, as to sublettings to Affiliates. Tenant shall provide Landlord with notice identifying any successor Affiliate under this provision (which shall include a certified copy of the organizational documents of such entity and evidence of qualification to do business in California, if such entity is not a California entity and qualification to do business in California is legally required for such entity), together with a copy of the assumption documentation required under this Paragraph, within thirty (30) days after any transfer under this subparagraph (e). As used herein, “Affiliate” means (A) any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, “control” shall mean the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company); or (B) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities and obligations of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation; (C) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies; or (D) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant. In addition, Tenant may, without consent of but with notice to Landlord, sublease no more than twenty five percent (25%) of the leaseable area of the Premises to any entity with whom Tenant is undertaking or will undertake a joint venture or similar joint research and development, marketing, distribution, sales or development project at the Premises, so long as any improvements made for the benefit of the subtenant, including, without limitation, any such improvements that may be required to separately demise the subleased premises, will be subject to Landlord’s approval under Paragraph 13 hereof.

20. Damage to the Premises.

(a) In the event any portion of the Premises is damaged by fire, earthquake, action of the elements or any other casualty, and such damage can be repaired and the Premises restored to their former condition within one hundred eighty (180) days from the date of such damage, then, unless otherwise provided in subparagraph (b) hereof, Landlord shall, at its expense, proceed immediately to make such repairs. However, Landlord’s obligation to repair shall not include any alterations, improvements, or additions to the Premises made by Tenant or any of Tenant’s furniture, equipment or other personal property. Such partial destruction shall not serve to terminate this Lease, but Tenant shall be entitled to a proportionate abatement of the installments to rent payable during the period commencing on the date of such partial destruction and ending upon completion of all such repairs or the termination of this Lease, which abatement shall be based upon the portion of the Premises rendered unsuitable for use by Tenant during such period.

(b) In the event (i) any portion of the Premises is damaged by fire, earthquake, action of the elements or any other casualty, and such damage cannot be repaired and the Premises restored to their former condition within one hundred eighty (180) days from the date of such damage, (ii) the Buildings are damaged by any such casualty and the cost of repairing such damage will exceed fifty percent (50%) of the replacement cost (exclusive of foundations) of the Buildings, or (iii) such damage exceeds $100,000 and is not covered by the property insurance Landlord is required to carry under this Lease or actually carries on the Buildings (excluding any deductibles carried by Landlord), Landlord may, at its option, elect to terminate this Lease as of the date of the occurrence of such damage, provided if Landlord elects to so terminate, Tenant may, within ten (10) business days after it receives Landlord’s notice, notify Landlord that it wishes to fund any deficiency required to reconstruct the Premises (a “Notice of Reconstruction”) . In the event Landlord fails to exercise said option to terminate by written notice to Tenant within thirty (30) days from the date of occurrence of such damage, Landlord shall promptly undertake to restore the Premises and the Buildings to their former condition. Tenant shall be entitled to a proportionate abatement of the installments of rent payable during the period commencing on the date of such damage and ending upon completion of all such repairs or the termination of this Lease, which abatement shall be based upon the portion of the Premises rendered unsuitable for use by Tenant during such period. If Tenant delivers a Notice of Reconstruction, then Landlord and Tenant will have forty five (45) days following the date of delivery of the Notice of Reconstruction to agree on the cost of reconstruction and the security to be provided by Tenant for payment of such costs and manner of disbursement thereof, which may include, without limitation, deposit of funds with Landlord sufficient to effect such reconstruction within a time to be agreed between the parties following the conclusion of negotiations, to be disbursed upon conditions to be satisfactory to both parties. If at the end of such forty five (45) day period, the parties are unable, despite good faith efforts, to agree upon the reconstruction cost or the manner in which the costs of reconstruction are to be funded by Tenant, then Landlord may terminate the Lease by written notice to Tenant. If Tenant shall fail to fund reconstruction as required under any agreement between the parties related to reconstruction, or if the parties agree that Tenant shall perform the restoration, and Tenant fails to restore as agreed, such failure will be a default under this Lease after applicable notice and cure periods.

(c) Notwithstanding the provisions of subparagraphs (a) and (b) of this Paragraph 20, in the event any portion of the Premises is damaged by fire, earthquake, action of the elements or any other casualty, and (i) such damage cannot be repaired and the Premises restored to their former condition within one hundred eighty (180) days from the date of such damage, and Landlord does not exercise its right to terminate the Lease under subsection (b), above, then Tenant shall have the right to terminate this Lease by written notice to Landlord within sixty (60) days from the date of such damage or (ii) if neither Landlord nor Tenant has elected to exercise a right such party may have under this Paragraph 20 to terminate this Lease, and for any reason the repairs to the Premises are not completed within two hundred seventy (270) days after the date of such damage, and such repairs remain incomplete within thirty (30) days after Landlord’s receipt of Tenant’s notice, then at any time thereafter until such damage is fully repaired, Tenant may terminate this Lease by a further notice to Landlord, and in either case, after Tenant has paid any rents, costs or fees that are past due, Tenant shall have no further obligation to pay rent under this Lease.

21. Condemnation. In the event all or a substantial portion of the Premises shall be taken or condemned under power of eminent domain, or by purchase in lieu thereof, this Lease shall terminate as of the date possession of that portion of the Premises so taken, condemned or purchased is surrendered to the condemning or purchasing authority or body. If this Lease is not terminated, (i) Monthly Base Rent and all other elements of this Lease which are dependent upon the area of the Premises or the Buildings shall be appropriately adjusted to account for any reduction in the square footage of the Premises or Buildings, as applicable; and (ii) Landlord, at Landlord’s expense, shall make all necessary repairs to the Premises or Buildings so as to constitute the remaining Premises a complete architectural unit. If this Lease is terminated under this Paragraph 21, all compensation awarded or paid upon such condemnation or purchase shall belong to and be the sole property of Landlord; provided, however, that any portion of the compensation awarded or paid for or on account of any moving and relocation costs for Tenant, loss of business or goodwill by Tenant or for damage to, or the cost of removal or relocation of, the furniture, fixtures and equipment of Tenant, shall be paid to and retained by Tenant.

22. Subordination and Attornment. Tenant agrees that it shall, promptly upon the request of Landlord at any time or times during the Term of this Lease, execute and deliver such documents and other instruments as Landlord may reasonably require and as may otherwise be reasonably satisfactory to Tenant, to cause this Lease to be and become subject and subordinate to any mortgage or deed of trust, and any renewal, extension, replacement or modification thereof, covering the real property on which the Buildings are located, provided that such mortgage or deed of trust shall contain provisions to the effect that so long as Tenant shall not be in default (beyond any applicable notice and cure periods) in the performance of any obligations to be performed by Tenant hereunder, the mortgagee, trustee or beneficiary, as the case may be, shall not terminate this Lease or the interest of Tenant in the Premises through foreclosure of such mortgage or deed of trust, and shall not disturb the possession and use of the Premises by Tenant. In connection with the foregoing, a subordination, nondisturbance and attornment agreement in the form of Exhibit D, with no material modifications shall be deemed satisfactory to Tenant. Tenant agrees that in the event of the enforcement, by judicial foreclosure, exercise of the power of sale, or otherwise, of any mortgage or deed of trust covering the real property on which the Buildings are located by the mortgagee, trustee or beneficiary thereunder of thereof, as the case may be, Tenant shall automatically become the lessee of any successor in interest in title to said real property as a result of such enforcement, without change in the terms of this Lease. Tenant further agrees that upon request of any such successor in interest, Tenant will execute and deliver to such successor in interest an instrument or instruments confirming such attornment.

23. Estoppel Certificate. Tenant agrees that it shall, from time to time at the request of Landlord, and within ten (10) days after such request, execute, acknowledge and deliver to Landlord a statement in writing certifying, if such be the case, that this Lease is unmodified and in full force and effect or, if this Lease has been modified, that it is in full force and effect as so modified, the date of commencement of the Term of this Lease, the due date of the last installment of rent paid by Tenant to Landlord, and such other information as Landlord may reasonably request. Tenant understands that any such statement may be delivered by the Landlord to, and relied upon by, prospective purchasers of any of the Buildings and by existing or prospective mortgagees or beneficiaries under mortgages or deeds of trust covering the Buildings in which the Premises are located.

24. Holding Over. In the event Tenant shall hold the Premises after the expiration of the Term hereof with the express or implied consent of Landlord, such holding over shall be deemed to have created a tenancy from month to month, terminable on thirty (30) days notice by either party to the other, at a monthly rental equal to one hundred twenty-five percent (125%) of the Monthly Base Rent due for the last month of the Term, and otherwise subject to all of the terms and provisions of this Lease.

25. Default. In the event that:

(a) Tenant shall default in the payment of rent or any other amounts required hereby to be paid by Tenant to Landlord hereunder, including, without limitation, any failure by Tenant to restore the Security Deposit when required hereunder, when the same shall become due, or shall fail to deliver a replacement letter of credit when required under Paragraph 3 hereof, and such default shall continue for a period of ten (10) consecutive days after Tenant’s receipt of written notice of delinquency from Landlord, provided if Landlord is required to provide more than two (2) such notices in any twelve (12) month period then for twelve (12) months following the date of the first notice, Tenant will be in default if rent is not paid when due without any requirement of notice; or

(b) Tenant shall abandon the Premises for a period of thirty (30) consecutive days while it is in default of its monetary obligations under this Lease; or

(c) Tenant shall default in the performance of any obligation required to be performed by Tenant under this Lease (other than abandonment or the payment of rent or any other amounts required hereby to be paid by Tenant hereunder) and shall fail, for a period of twenty (20) days after written notice from Landlord specifying such default, to cure said default (unless such default cannot be cured within twenty (20) days, in which case Tenant shall commence to cure said default within said twenty (20) days and shall cure the same with all reasonable dispatch); or

(d) Tenant shall be in default, after notice and the expiration of all applicable cure periods under a certain Lease between Tenant and Six Davis, LLC dated September 9, 2013; or

(e) Tenant shall be adjudicated bankrupt or a petition by or against Tenant for reorganization or adjustment of its obligations under the Bankruptcy Act or any other existing or future insolvency or bankruptcy statute shall be approved, or Tenant shall make a general assignment of its property for the benefit of creditors, or a receiver or trustee shall be appointed to take control of the business or assets of Tenant, and any of the foregoing are not dismissed within sixty (60) days thereafter;

Then and in each such case Landlord may, at its option, terminate this Lease, or without terminating this Lease and to the extent allowed by applicable law and subject to all applicable legal due process requirements, re-enter the Premises and for the account of Tenant relet the same or any portion or portions thereof for all or any part of the unexpired Term of this Lease upon such terms and conditions as Landlord may elect. In the event of any such termination of this Lease by Landlord, Landlord shall be entitled to recover from Tenant (i) the worth at the same time of award of the unpaid rent which had been earned at the time of termination (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. Efforts by Landlord to mitigate the damages caused by Tenant’s breach of this Lease shall not constitute a waiver by Landlord of its right to recover damages hereunder. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall be computed with interest at ten percent (10%) per annum or the highest lawful rate, whichever is the lower. The “worth at the time of award” of the amount referred to in (iii) shall be based upon competent appraisal evidence and the lowest discount rate permitted under applicable law (or one percent (1%) above the “discount rate” in effect as published by the Federal Reserve Bank of San Francisco as of the date of default, if no such rate is provided). In the event of such reletting without terminating this Lease, Landlord shall be entitled to recover from Tenant monthly the difference between the monthly installments of rent and such other amounts as may be payable by Tenant to Landlord pursuant to the provisions hereof over the total monthly rental received by Landlord upon such reletting, after first deducting therefrom all expenses reasonably incurred by Landlord in such reletting and in repairing, renovation, remodeling and altering the Premises for the purpose of such reletting. Landlord shall not be deemed to have elected to terminate this Lease or the liability of Tenant to pay rent thereafter to accrue or its liability for damages under any of the provisions hereof by any such re-entry or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. For purposes of this Paragraph 25, the following shall not constitute termination of Tenant’s right to possession: (A) acts of maintenance or preservation or efforts to relet the Premises; or (B) the appointment of a receiver upon initiative of Landlord to protect the Landlord’s interest under this Lease. Nothing herein contained shall be construed as obligating Landlord to relet the whole or any part of the Premises. In the event of any entry or taking possession of the Premises in accordance with all applicable due process requirements under California law, Landlord shall have the right, but not the obligation to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse selected by Landlord at the expense and risk of the owner or owners thereof. The remedies provided Landlord hereunder shall be cumulative and shall be in addition and supplemental to all other rights or remedies which Landlord may lawfully pursue in the event of any breach or threatened breach by Tenant of any of the provisions of this Lease.

(f) Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Paragraph 25(f), a reasonable time shall in no event be more than thirty (30) days after receipt by Landlord, and by any Mortgagee(s) whose name and address shall have been furnished to Tenant in writing for such purpose, of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion. If Landlord is in default pursuant to this Paragraph 25(f), and (i) such default materially and adversely impairs Tenant’s ability to use all or a substantial part of the Premises for its operations pursuant to the terms of this Lease, or (ii) poses a material and imminent risk to the health or safety of persons, then notwithstanding anything to the contrary contained in this Lease, Tenant may perform such obligations subject to the following terms and conditions:

(i) Tenant shall deliver to Landlord a written notice (“Self-Help Notice”) of Tenant’s intention to perform such obligations, which Self-Help Notice shall indicate Tenant’s intention to exercise its self-help rights and to perform such obligations which are otherwise Landlord’s responsibility hereunder (it being understood that not such additional notice or additional Landlord cure period shall be required if the default poses a material and imminent risk to the health or safety of persons). If Landlord fails to commence to cure its failure to perform within ten (10) days after receipt of the Self-Help Notice, Tenant may take whatever action is reasonably necessary to perform such obligations;

(ii) All work performed by Tenant or its agents in accordance with this Paragraph 25(f) must be performed at a reasonable and competitive cost and rate; and

(iii) Landlord shall reimburse Tenant for the reasonable costs of such performance incurred in accordance with the terms of this Paragraph 25(f) within thirty (30) days after Tenant’s submission to Landlord of receipted invoices therefor (accompanied by reasonable supporting documentation). If Landlord fails to reimburse Tenant within such thirty (30)-day period, then Tenant may withhold from future rentals due hereunder the sum owed Tenant, until Tenant is reimbursed in full for the sum plus interest at the rate of seven percent (7%) per annum or the highest amount allowed by applicable law, whichever is less.

26. Attorneys Fees. In the event any action or proceeding is instituted at any time by either party hereto against the other for the purpose of determining or enforcing the rights of either party, the party prevailing in such action shall be entitled to recover from the other party all costs reasonably incurred by the prevailing party in connection with such action or proceeding, including the reasonable fees of its attorneys as determined by the court.

27. Arbitration. At the option of either the Landlord or Tenant, any controversy or dispute arising under the terms or provisions of this Lease (with the exception of unlawful detainer, bodily injury/wrongful death, and foreclosure-related actions, and matters within Small Claims Court jurisdiction) shall be determined by arbitration. Such arbitration shall be conducted pursuant to the provisions of the laws of the State of California then in force applicable to such proceedings and to the extent not inconsistent therewith, the rules of the American Arbitration Association.

28. Waiver. No waiver of any default of Tenant or Landlord hereunder shall be implied from any omission by the other party hereto to take any action on account of such default, and no express waiver affect any default other than the default specified in the express waiver. Any waiver of any covenant, term or condition of this Lease by a party hereto shall not be construed as a waiver of any subsequent breach by such party of the same covenant, term or condition. The consent or approval by Landlord to any act by Tenant requiring the consent or approval of Landlord shall not be deemed to waive or render unnecessary the consent or approval of Landlord to any subsequent similar acts of Tenant.

29. Successors and Assigns. Subject to the provisions of Paragraph 19 hereof, this Lease and all of the provisions hereof shall bind and inure to the benefit of the successors and assigns of each of Landlord and Tenant.

30. Notices. Any notice or other written instrument relating to this Lease may be delivered personally to the party to whom such notice is addressed (delivery to the President, a Vice President, or the Secretary of such party to constitute personal delivery to such party), or may be mailed by registered or certified mail at the following address or at such other address as such party from time to time may designate by written notice:

TO LANDLORD:	Seven Davis, LLC 1590 Drew Avenue, Suite 200 Davis, CA 95616

TO TENANT:	Prior to the Commencement Date: Marrone Bio Innovations, Inc. 2121 Second Street, Suite B-107 Davis, CA 95618 Attn: Chief Financial Officer

After the Commencement Date: Marrone Bio Innovations, Inc. At the Premises Attn: Chief Financial Officer

Any notice or other written instrument mailed as above provided shall be effective at the expiration of three (3) business days after deposit of the same, postage prepaid, in the United States mail at any place within the State of California.

31. Mortgage Holders Protection Clause. Tenant agrees to give any mortgagee, trustee or beneficiary, by registered mail, a copy of any notice of default, served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of such mortgagees, trustees or beneficiaries. Tenant further agrees that if Landlord shall have failed to cure such default, then the mortgagees, trustees or beneficiaries shall have thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee, trustee or beneficiary has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. However if the relevant default consist of a failure to repair a Building system, or to remedy a condition at or in any Building, and failure to repair or remedy shall continue for thirty (30) days after Tenant provides notice to the mortgagee trustee or beneficiary of such failure, then Tenant may exercise the remedies provided in Paragraph 25(f) hereof applicable to a Landlord default.

32. Force Majeure. If Landlord or Tenant cannot perform any of its obligations due to events beyond Landlord’s or Tenant’s reasonable control (other than for financial reasons), the time period for performing such obligations shall be extended by a period of time equal to the duration such events. Events beyond Landlord’s and Tenant’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

33. Exculpation. The obligations of Landlord and Tenant under this Lease do not constitute personal obligations of the individual shareholders, partners or members of the entities which constitute Landlord and Tenant, and Tenant shall look solely to the real estate that is the subject of this Lease and any sales, condemnation and insurance proceeds payable to Landlord therefrom and to no other assets of Landlord for satisfaction of any liability in respect of this Lease and will not seek recourse against the individual shareholders, partners or members of the entity which is Landlord, nor against any of their personal assets, for such satisfaction. Further, Tenant recognizes that in connection Landlord’s ownership of the Buildings and/or Office Park, and the sale, encumbrance or other transfer of the Buildings and/or Office Park, Landlord may be required by law or in the exercise of Landlord’s prudent business judgment, to make certain disclosures of information regarding The Building, Office Park and/or the tenants thereof, including without limitation, financial statements of Tenant in the possession of Landlord, reports or disclosures regarding hazardous substances or materials used at the Buildings and/or Office Park received by Landlord from Tenant or other tenants of the Buildings and/or Office Park, and/or use of energy by Tenant and other tenants of the Buildings and/or Office Park or other or energy conservation measures or monitoring policies or procedures at the Buildings and/or Office Park, and Tenant hereby authorizes Landlord to make any such disclosures and waives any claims arising from the disclosure of such information, unless disclosure is made contrary to any written nondisclosure agreement executed by Landlord and Tenant, provided, however that Landlord will negotiate in good faith to agree to a written nondisclosure agreement covering any information that Tenant is required to deliver or delivers to Landlord under this Lease that Tenant identifies in writing as confidential and that Tenant wishes to be subject to such written nondisclosure agreement. Upon transfer by Landlord of its interest in the Buildings and/or Office Park, no liability or obligations first accruing thereafter under this Lease shall thereafter accrue against the transferring or assigning person as Landlord hereunder.

34. Executive Order 13224. To each party hereto’s current actual knowledge, such party and all persons or entities holding any equity ownership interest whatsoever in such are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended. Each party hereto will promptly give notice to the other party if becomes aware that it or any persons holding an equity interest in such party shall at any time during the term of the Lease be described in, covered by or specially designated pursuant to or be affiliated with any person described in, covered by or specially designated pursuant to Executive Order 13224, as amended, or any similar list issued by the Office of Foreign Asset Control (“OFAC”) or any other department or agency of the United States of America. Further, if either party hereto becomes aware of or receives any notice of any violation of the foregoing covenant and agreement (an “OFAC Violation”), such party will within twenty (20) days thereafter use commercially reasonable efforts to comply with all laws applicable to such OFAC Violation, including, without limitation, Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 (collectively, the “Anti-Terrorism Regulations”). Tenant will provide such reasonable evidence as Landlord may request from time to time to evidence compliance with the foregoing.

35. Entire Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Neither Landlord nor Tenant has made, and neither Tenant nor Landlord is relying upon, any warranties, or representations, promises or statements made by the other party or by any agent of the other party, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

36. Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the state of California.

37. Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

38. Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.

39. Consents. Unless otherwise set forth herein, to the extent any approval or consent of a party is required hereunder, such party shall not unreasonably withhold or delay such approval or consent. Landlord covenants and warrants to Tenant that Landlord holds fee title to the Office Park and has the right to enter into this Lease, subject only to the consent of its lender.

40. Brokers. Landlord and Tenant each warrant and represent to the other party that it has not voluntarily incurred, on its behalf or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from claims for any commission or finders fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between the indemnifying party and such broker or other person or entity or otherwise arising from the conduct of the indemnifying party

41. Hazardous Materials. Neither Tenant nor any of its agents, employees, contractors or invitees shall introduce any Hazardous Material upon, in or about the Leased Premises without the prior written consent of Landlord, except such materials in such amounts as commonly found in business office and research and development uses of the type engaged in by Tenant and in strict accordance with applicable laws. “Hazardous Material” shall mean any (A) oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (1) pose a hazard to the Office Park or to persons on or about the Office Park or (2) cause the Office Park to be in violation of any Hazardous Materials Laws; (B) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (C) chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and Article 9 or Article 11 of Title 22 of the Administrative Code, Division 4, Chapter 20; (D) other chemical, material or substance or organism, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Office Park or the owners and/or occupants of property adjacent to or surrounding the Office Park, or any other person coming upon the Office Park or adjacent property; and (E) other chemicals, materials or substances which may or could pose a hazard to the environment. “Hazardous Materials Laws” shall mean any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including, without limitation, soil, groundwater and indoor and ambient air conditions. “Hazardous Materials Claims” shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Office Park relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials in violation of Hazardous Materials Laws. If Tenant breaches its obligations stated in this Paragraph, or if Tenant or any of its agents, employees, contractors or invitees introduces Hazardous Materials to the Premises in violation of applicable Hazardous Materials Laws, then Tenant shall indemnify, defend, protect and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) and Hazardous Materials Claims which arise during or after the Lease term as a result therefrom. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises or Office Park as a result of Tenant’s or any of its agents, employees, contractors or invitees violation of applicable Hazardous Materials Laws. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Tenant will comply with all Hazardous Material Laws with respect to the handling of Hazardous Materials, including, without limitation, maintaining Materials Safety Data sheets and other record and disclosures. If Landlord shall have a reasonable basis upon which to conclude that the Premises may be contaminated with Hazardous Materials, then on or before the expiration of the Term, including any early termination thereof, Landlord may, at Tenant’s expense, enter the Premises and conduct a survey thereof to determine the presence of such Hazardous Materials. Such survey shall be at Landlord’s sole cost and expense, provided Tenant shall pay the cost of the survey (i) if the survey finds evidence of the use of Hazardous Materials in the Premises by Tenant in violation of applicable Hazardous Materials Laws; or (ii) the survey is a single survey to be conducted within six (6) months of the expiration of the Term for the purposes of confirming if the Premises contains Hazardous Materials in violation of applicable Hazardous Materials Laws. Landlord represents and warrants that as of the date of this Lease, it knows of no Hazardous Materials present in, on or about the Premises or the Office Park in any amount or levels that would violate any applicable Hazardous Materials Laws. Notwithstanding the foregoing or anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable for, or obligated to indemnify, protect, defend or hold harmless Landlord from or against, any claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) arising out of or in connection with any Hazardous Materials present at any time on or about the Premises or the Office Park, or the violation of any Hazardous Materials Laws, except to the extent that any of the foregoing results from the introduction of Hazardous Materials on or about the Premises by Tenant or any of its agents, employees, contractors or invitees in violation of applicable Hazardous Materials Laws. Landlord shall indemnify, protect, defend and hold harmless Tenant from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys’ and consultants’ fees arising out of or involving any introduction of any Hazardous Materials by Landlord or any of its agents, employees, contractors or invitees in violation of applicable Hazardous Materials Laws. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

42. Option to Extend. Landlord grants to Tenant two (2) successive options (each an “Extension Option” and collectively the “Extension Options” ) to extend the term for a period of five (5) years, each. As used herein, “Extended Term” means the Term, as extended by any Extension Options duly exercised by Tenant. All the provisions of the Lease shall apply during each Extended Term, except for the amount of the Monthly Base Rent or any amount of tenant improvements installed in connection with Tenant’s initial occupancy. The Monthly Base Rent for the Extended Term shall be determined in accordance with subsection (e), below. The Extension Option is further subject to the following terms and conditions:

(a) Tenant must deliver its irrevocable written notice of Tenant’s exercise of the Extension Option (“Exercise Notice”) to Landlord no earlier than twelve (12) months and not less than nine (9) months prior to the expiration of the initial Term or then current Extend Term, as applicable. In the case of the second Extension Option it shall be a condition to the exercise thereof that Tenant shall have exercised the first Extension Option.

Time is of the essence with respect to the time period during which Tenant must deliver to Landlord its written notice of exercise and, therefore, if Tenant fails to give Landlord its irrevocable written notice of its exercise of the applicable Extension Option within the applicable time period provided above, then such Extension Option shall expire and be of no further force or effect.

(b) If Tenant is in default beyond any applicable grace or cure period under this Lease at the date of delivery of Tenant’s Exercise Notice to Landlord, then such Exercise Notice shall be of no effect and this Lease shall expire at the end of the initial Term or first Extended Term, as applicable. If Tenant is in default beyond any applicable grace or cure period under this Lease on the last day of the initial Term or the first Extension Term, as applicable, then Landlord may in its sole discretion elect to have Tenant’s exercise of the applicable Extension Option be of no effect, in which case the Lease shall expire at the end of the initial Term or first Extended Term, as the case may be.

(c) The Extension Options are personal to Tenant and may not assigned in connection with any assignment under this Lease and will not inure in favor of any subtenant, provided if Tenant assigns or sublets in a transaction that does not require the consent of Landlord, Tenant’s successor will have the benefit of any unexercised Extension Options.

(d) The Base Rent for the Extended Term shall be the “Extension Rent.” The “Extension Rent” means ninety five percent (95%) of the Fair Market Rent, determined as provided herein, if applicable, if the parties are negotiating without a broker entitled to payment of a commission exercise of the relevant Extension Option or one hundred percent (100%) of the Fair Market Rent, if the parties are negotiating with a broker entitled to payment of a commission exercise of the relevant Extension Option. “Fair Market Rent” shall mean the average base rent per square foot, including any relevant escalations over the proposed extension term charged in arm’s length transactions to renewing and new tenants in the market area where the Buildings are located for a comparable amount of space in comparable buildings of comparable quality required for an extended term . Any such comparison shall take into consideration the provisions of this Lease and any leases in such comparable buildings regarding payment of operating costs (i.e., “net” vs. “gross” or “base year”) and the base rent per square foot shall be adjusted as appropriate to reflect any difference in the payment of operating cost, and taking into account items that professional real estate brokers and professional real estate appraisers customarily consider, including, not limited to, space availability, tenant size, the credit-worthiness of the tenant and the tenant improvement allowance, if any.

(e) Within thirty (30) days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Tenant with a notice stating Landlord’s determination of the Extension Rent Landlord believes applicable to the Leased Premises. Tenant shall have twenty (20) days (the “Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such Extension Rent, in which case the parties shall enter into an amendment to the Lease providing for the extension of the Lease on all of the terms and conditions provided herein, with the Extension Rent as the Monthly Base Rent for the Extended Term. In the event Tenant fails to accept in writing such Extension Rent proposed by Landlord then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon the Extension Rent, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s Review Period then such determination shall be submitted to arbitration in accordance with subsections (1) through (5) below (the “Arbitration Procedure”).

(1) If the Landlord and Tenant do not mutually agree upon the Extension Rent within the time period specified above, then, within ten (10) business days after Tenant’s actual or deemed rejection of the Extension Rent proposed by Landlord, Landlord and Tenant shall each appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of commercial office property similar in quality, location and use to the Buildings in the vicinity of the Buildings.

(2) Such arbitrators shall agree on a third arbitrator to determine the Extension Rent. The decision of the third arbitrator shall be limited solely to the issue of whether the rental rate for the Leased Premises submitted by Landlord’s arbitrator or Tenant’s arbitrator is the closest to the actual Extension Rent for the Leased Premises as determined by the arbitrator selected by them, taking into account the factors listed in the definition of Extension Rent in this Lease.

(3) The third arbitrator shall, within fifteen (15) days after his or her appointment, schedule a meeting with the arbitrators appointed by both parties. Each of Landlord’s and Tenant’s arbitrators shall submit their respective opinions of the Extension Rent (including such detail as each such arbitrator shall determine, in its discretion), in a sealed envelope to the third arbitrator selected by the two arbitrators. Such arbitrator shall select either the Extension Rent submitted by Tenant’s arbitrator or Landlord’s arbitrator within three (3) business days after such meeting (provided such arbitrator shall not consult with any party after submittal of the sealed envelopes) and shall notify Landlord and Tenant of the Extension Rent as determined by such arbitrator.

(4) If the Landlord’s arbitrator and Tenant’s arbitrator fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made within fifteen (15) days after such failure by the Presiding Judge of the Superior Court of the county where the Buildings are located or, if he or she refuses to act, by any judge having jurisdiction over the parties. If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in subparagraph (1) above, then the arbitrator appointed by one of them shall within ten (10) business days following the date on which the party failing to appoint an arbitrator could have last appointed such arbitrator reach a decision on the Extension Rent based upon the same procedures as set forth above and shall notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Extension Option.

(5) The parties shall each pay their own arbitrators and the cost of the third arbitrator shall be paid by Landlord and Tenant equally.

(f) Landlord and Tenant shall, promptly after determination of the Extension Rent, enter into an amendment to the Lease providing for the extension of the Lease on all of the terms and conditions provided herein, except for the amount of the Monthly Base Rent as determined by the arbitrators or determined as otherwise provided in this Lease, as the Monthly Base Rent for the Extended Term.

43. [Intentionally Deleted].

44. [Intentionally Deleted].

45. [Intentionally Deleted].

46. Personal Property. Promptly after the existing tenant of the Premises shall vacate the Premises, Landlord shall provide Tenant with notice that the Premises are available for inspection and will use reasonable efforts to schedule such inspection with Tenant. At the time of such inspection Tenant may designate, in a writing to be delivered to Landlord within three (3) business days following the date of such inspection, which, if any, of the items of personal property remaining in the premises Tenant desires to use (and Landlord will promptly remove prior to the Commencement Date of this Lease any personal property that Tenant does not elect to use and repair any damage to the Premises caused by such removal). If Tenant designates any such items of personal property, Landlord shall not be required to remove such items and will make such items available for Tenant’s use, subject to any casualty, theft or damage beyond the reasonable control of Landlord, provided Tenant’s use of the personal property will be at Tenant’s sole cost, risk and expense, and at no additional charge to Tenant.

47. No SNDA as a Condition to Lease. Landlord represents and warrants to Tenant that there are no mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) (collectively, “Mortgages”) encumbering the Buildings or Office Park as of the date of this Lease.

48. Roof Rights. Tenant may install a single satellite dish, antenna or other standard communication device and may install one or more solar collectors or panels for use by Tenant on the roofs of each of the Buildings for purposes of use thereof by Tenant and. Such installation access will be conditioned upon the following: (a) Tenant will follow Landlord’s reasonable rules and regulations with respect to access to any portion of the Buildings outside the Premises, including, without limitation, the roof and will avoid any action that will affect or void the roof warranty; (b) the plans and specifications for any improvements or apparatus to be installed by Tenant will be subject to the reasonable approval of Landlord; (c) except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, Tenant will indemnify, defend and hold harmless Landlord from any and all claims losses or liability arising from the installation and use of Tenant’s equipment, including, without limitation, any roof leaks or damage to the roof membrane and (d) if requested by Landlord, Tenant will remove any facilities or equipment at the expiration of the Term and restore any damage (ordinary wear and tear and damage caused by casualty excepted), at Tenant’s sole cost, as an obligation that will survive termination of this Lease.

49. [Intentionally Deleted].

50. Emergency Generator. Tenant may, at its sole cost and expense, install a generator of reasonable size and configuration, to provide backup power to the Premises. Any such installation will be done at Tenant’s sole cost and expense, and shall be contained within the Premises and outside exterior areas, subject to Landlord’s approval, not to be unreasonably withheld. Tenant will comply with any and all applicable laws relating to the use of any such emergency generator, including, without limitation, any Hazardous Materials Laws and/or any air quality laws applicable to the operation of any such emergency generator.

51. [Intentionally Deleted].

52. Certified Access Specialist. The Premises have not been inspected by a Certified Access Specialist.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth in the first paragraph of this Lease.

“LANDLORD”

SEVEN DAVIS, LLC, a Delaware limited liability company

By:	Interland Growth, L.P., a Delaware limited partnership, Member

	By:	Interland Capital, Inc., a Delaware corporation, General Partner

		By:	/s/ Donald C. Lewis
Donald C. Lewis, President

“TENANT”

MARRONE BIO INNOVATIONS, INC., a Delaware corporation

By:	/s/ Linda V. Moore

Name:	Linda V. Moore

Its:	VP and General Counsel

1

EXHIBITS

EXHIBIT “A”        OFFICE PARK

EXHIBIT “B”        PREMISES

EXHIBIT “C”        WORK AGREEMENT

EXHIBIT “D”        RULES AND REGULATIONS

EXHIBIT “E”        [INTENTIONALLY DELETED]

2

EXHIBIT “A”

OFFICE PARK

EXHIBIT “B”

PREMISES LOCATED AT 1490 DREW AVENUE

EXHIBIT “C”

WORK AGREEMENT

1. LANDLORD DELIVERY. Landlord shall deliver the Premises in broom clean condition, containing any Personal Property that Tenant accepts hereunder, and with all Building Systems serving the Premises in good operating condition and repair. The Premises shall, as of the date of delivery comply with all governmental codes and other governmental requirements including the Americans with Disabilities Act, all Hazardous Materials permits obtained by any prior occupant of the Premises shall be closed out with all applicable governmental authorities (such close out procedures shall include, without limitation, the completion of any required remediation work), and the roof shall be in watertight condition. Any improvements made by Landlord to place the Premises in the aforementioned condition are the “Initial Improvements” Landlord hereby warrants for a period of twelve (12) months that the Premises, the Building Systems serving the Premises and the Initial Improvements will be free of material defects, and for the Term of this Lease that the Premises, the Building Systems serving the Premises and the Initial Improvements will be free of latent material defects. If Tenant notifies Landlord of any such defects in a timely fashion, Landlord shall promptly make or cause to be made any repairs necessary to remedy such defects at no cost or expense to Tenant.

2. TENANT IMPROVEMENT ALLOWANCE. Landlord shall contribute up to $264.145.00 (the “Tenant Improvement Allowance”) toward the cost of designing and constructing the improvements shown in the Approved Working Drawings (as defined below) (the “Tenant Improvements”). No portion of the Tenant Improvement Allowance may be used to pay for furniture, fixtures, equipment, voice/date and security alarm systems, moving expenses or blinds, all of which shall be paid for solely by Tenant.

3. TENANT IMPROVEMENTS- PLANNING.

(a) Space Plan. Landlord and Tenant shall, after execution of this Lease, agree on a space plan for the Premises to be prepared by an architect (“Architect”) reasonably acceptable to Landlord (the “Final Space Plan”).

(b) Approved Working Drawings. Tenant shall cause the Architect and its engineers to complete the architectural and engineering drawings for the Premises in a form that is complete to allow the Contractor (as defined herein) and the subcontractors to bid on the work and obtain applicable permits (collectively, the “Final Working Drawings”) and shall submit a complete copy of the same to Landlord, for Landlord’s reasonable approval. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. The foregoing process shall be repeated up to a maximum of three (3) times until the parties have agreed on the form of Final Working Drawings (the “Approved Working Drawings. If Landlord disapproves of the Final Working Drawings, then Landlord shall deliver to Tenant its written explanation for such disapproval and the parties shall negotiate in good faith to reach agreement on such drawings and budget. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the City where the Premises is located for all applicable building permits. Neither Landlord nor Landlord’s consultant shall be responsible for obtaining any building permit or certificate of occupancy for the Premises required for any Tenant Improvements constructed by Tenant, and obtaining the same shall be Tenant’s responsibility. Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Work Letter, Tenant may make changes to the Approved Working Drawings and Landlord shall not have any right to approve such Tenant changes to extent such work (i) is required by the City of Davis or other applicable governmental body having jurisdiction over the Tenant Improvements, and (a) is consistent with the design intent of the approved Working Drawings and (b) will not cost more than Five Thousand Dollars ($5,000) per occurrence; or (ii) consists of minor field changes that (a) are consistent with the intent or required for the proper execution of the Approved

Working Drawings, and (b) will not materially adversely affect the design, use, or operation of the Premises or Tenant Improvements. If any Change Order is not approved or disapproved by Landlord in writing within five (5) business days after Landlord’s receipt of written request by Tenant, such Change Order shall be deemed approved. Additionally, if Landlord disapproves of the Change Order, then Landlord shall deliver to Tenant its written explanation for such disapproval and the parties shall negotiate in good faith to reach agreement on the item proposed. With respect to Change Orders that Landlord has no right to approve, Tenant shall nevertheless provide prompt written notice to Landlord of the type, scope and cost of the change.

4. CONSTRUCTION OF THE TENANT EXTRA IMPROVEMENTS.

(a) Tenant’s Selection of Contractors.

(i) The Contractor and Approved Contractors. Tenant shall retain a licensed general contractor (the “Contractor”), as contractor for the construction of the Tenant Improvements under a Guaranteed Maximum Price Contract (the “Contract”). The Contractor and all HVAC, plumbing and electrical subcontractors used by Tenant (such subcontractors, and the Contractor to be known collectively as the “Approved Contractors”). Harrison Construction and Osborne Builders shall be deemed pre-approved by Landlord, provided any other contractor will be subject to the approval of Landlord, not to be unreasonably withheld or delayed. Tenant shall inform Landlord of the identity of Contractor and the Approved Contractors selected to perform construction of the Tenant Improvements. Tenant will provide Landlord with a copy of the final Contract. The Contract will provide that at all times prior to completion of the work, a retainage of at least five percent (5%) of the total “hard costs” of the work shall be retained by Tenant (the “Retainage”). The Contract will further provide that the Retainage will not be paid until thirty (30) days after all Tenant Improvements have been substantially completed.

(b) Construction of Tenant Extra Improvements by the Approved Contractors.

(i) Landlord’s General Conditions for the Approved Contractors and Tenant Improvement Work. Tenant and the Approved Contractors in the construction of the Tenant Improvements shall comply with the following: (A) the Tenant Improvements shall be constructed substantially in accordance with the Approved Working Drawings; (B) Tenant and the Approved Contractors shall not, unreasonably interfere with any other work in the Buildings; and (C) Tenant shall abide by all reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager and their respective agents.

(ii) Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or the Approved Contractors in connection with the construction of the Tenant Improvements, or anyone directly or indirectly employed by any of them in connection with the construction of the Tenant Improvements, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Leased Premises.

(iii) Insurance Requirements.

(1) General Coverages. All of the Approved Contractors shall carry worker’s compensation insurance covering all of their respective employees and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease, and all liability policies shall name Landlord and Landlord’s managing agent as additional insureds, and all property coverages shall insure Landlord and Tenant, as their interests may appear.

(2) Special Coverages. Tenant shall carry a builder’s risk policy covering the cost of the Tenant Improvements. All of the Approved Contractors who perform work in the Leased Premises shall carry Products and Completion Operations Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, automobile liability in the amount of at least $500,000 per incident, provided each of the foregoing coverages shall be in form and with companies as are required to be carried by Tenant as set forth in the Lease of which this Exhibit is a part. Certificates for all insurance carried pursuant to this section shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, and as long as the Lease remains in full force and effect Tenant shall repair the same at Tenant’s sole cost and expense.

(iv) Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (1) all applicable laws and other state, federal, city or quasi-governmental laws, code, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (2) applicable standards of the American Insurance Association and the National Electrical Code; and (3) building material manufacturer’s specifications.

(v) Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Landlord shall promptly notify Tenant in writing of any defects or deviations in, and/or disapproved by Landlord of, the Tenant Improvements, provided same shall be rectified by Tenant, at no expense to Landlord. If the relevant matter has a material, adverse effect on any Building system, Tenant will have twenty (20) days following a Landlord’s notice that shall specify the relevant defect, to commence to cure the relevant defect, and Landlord may elect to correct any such defect on Tenant’s behalf and an Tenant’s cost, only if Tenant does not commence to cure within such twenty (20) day period or if, having commenced a cure following notice from Landlord, Tenant fails thereafter to diligently pursue cure of such matter. If Landlord corrects any defect hereunder after providing Tenant with the notice and cure period specified herein, Landlord may deduct the cost of performing such work from the Tenant Improvement Allowance.

(c) Updated Approved Working Drawings. At the conclusion of construction, (A) Tenant shall cause the Contractor, to make field notes and otherwise update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, and (B) certify to its knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease. Tenant shall provide Landlord with either (a) two (2) copies of each updated or annotated set of Approved Working Drawings; or (b) one copy of same in a generally accepted electronic format acceptable to Landlord promptly after preparation of the same.

5. [Intentionally Deleted].

6. PAYMENT OF TENANT IMPROVEMENT ALLOWANCE. Landlord shall contribute up to the Tenant Improvement Allowance toward the cost of designing and constructing the Tenant Improvements. For the purposes hereof, the cost of the Tenant Improvements shall include, without limitation, all building permit fees and all preparatory work and the cost of any construction management firm hired by Tenant. The Tenant Improvement Allowance shall be paid as follows:

(a) Tenant may request disbursement of the Tenant Improvement Allowance on a progress payment basis (a “Disbursement”). Any request for a Disbursement shall be accompanied by certification of the Tenant that the Tenant Improvements for which disbursement is requested have been completed (and in the case of the Final Disbursement, that all of the Tenant Improvements have been substantially completed), copies of paid invoices showing cost paid, in at least the amount requested by Tenant, as well as waivers of lien from all contractors, subcontractors or suppliers of materials to the Tenant Improvements, in form and substance satisfactory to Landlord in its reasonable discretion (which shall be final and unconditional in the case of the Final Disbursement of the Tenant Improvement Allowance hereunder (the “Final Disbursement”)). The aggregate amount of all Disbursements from time to time outstanding hereunder will not at any time will not exceed (x) the lower of (i) the Tenant Improvement Allowance or (ii) the Guaranteed Maximum Price specified in the Contract, multiplied by (y) the percentage completion of the work, determined by Landlord in Landlord’s reasonable discretion (the “Maximum Outstanding”). Upon satisfaction of the foregoing conditions, Landlord shall make any Disbursement up to the Maximum Outstanding hereunder. The Final Disbursement, which may include any amount of Retainage required to be released to the Approved Contractor, shall not be required to be made sooner than thirty (30) days following completion of the Tenant Improvements. Landlord may not deduct from the Tenant Improvement Allowance, and is not charging, any construction administration fee for the Tenant Improvements.

(b) Any amount of the Tenant Improvement Allowance that is not expended by Tenant on Tenant Improvements shall be available as a credit against Monthly Base Rent up to the full remaining balance thereof.

7. REPRESENTATIVES.

(a) Tenant’s Representative. Tenant has designated Pam Marrone as its sole representative with respect to the matters set forth in this Exhibit, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Exhibit.

(b) Landlord’s Representative. Landlord has designated Tom Shipley as its sole representative with respect to the matters set forth in this Exhibit, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Exhibit.

EXHIBIT “D”

RULES AND REGULATIONS

1. The sidewalks and entrances shall be used only as a means of ingress and egress and shall remain unobstructed at all times. The entrance and exit doors of all suites are to be kept closed at all times except as required for orderly passage to and from a suite. Loitering in any part of the Buildings or obstruction of any means of ingress and egress shall not be permitted. Doors and windows shall not be covered or obstructed.

2. Plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no rubbish, newspapers, trash or other substances of any kind shall be deposited therein. The use of electrical current shall not exceed safety standards established in the applicable building code. Walls, floors and ceilings shall not be defaced in any way and no tenant shall be permitted to mark, nail, screw or drill into, paint, or in any way mar any building surface, except that pictures, whiteboards, certificates, licenses and similar items normally used in Tenant’s business may be carefully attached to the walls in a manner prescribed by the Landlord. Upon removal of such items by Tenant, any damage to the walls or other surfaces shall be repaired by Tenant.

3. No awning, shade, sign, advertisement, or notice shall be inscribed, painted or affixed on or to any part of the outside or inside of the Building, except for approved signage more specifically described in Paragraphs 14 and 47 of this Lease. Window coverings may be installed provided they are of such color, material, and construction and installation as may be reasonably prescribed by Landlord. All tenant identification on public corridor doors, or walls will be installed by Landlord for Tenant. No lettering or signs other than the name of the Tenant will be permitted on public corridor doors, or walls, with the size and type of letters to be prescribed by Landlord. The bulletin board or directory of the Buildings will be provided exclusively for the display of the name and location of the tenants thereof, and the Landlord reserves the right to exclude all other names therefrom. Landlord reserves the right to approve all listing requests.

4. The weight, size, position, and installation of all safes and other unusually heavy objects used or placed in the Buildings shall be reasonably prescribed by Landlord. All mechanical equipment and office machines which are placed in the Buildings shall be installed in sittings which, in the reasonable judgment of Landlord, shall be sufficient to prevent noise, vibration, and annoyance. The repair of any damage done to the Buildings or property therein by installing or removing or maintaining of such safes or other unusually heavy objects shall be paid for by Tenant.

5. In no event will Landlord be responsible for any loss or damage to such freight, furniture, and fixtures or personal property, from any cause.

6. The storage of goods, wares, or merchandise on the premises will not be permitted except in areas specifically designated by Landlord for storage. No auction, public or private, will be permitted on premises.

7. All keys to the premises and the Buildings shall be obtained from Landlord and all keys shall be returned to Landlord upon termination of this Lease. Tenant shall not change locks or install other locks on the doors without Landlord’s prior written approval, which approval shall not be unreasonably withheld.

8. Landlord reserves the right at any time to change or rescind any one or more of these Rules or Regulations or to make such other and further reasonable rules and regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care, and cleanliness of the Building, for the preservation of the good order therein, and for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of the Rules and Regulations by any other tenant or other person.

9. Tenant agrees not to keep or permit to be kept on said premises or in said Office Park, any pet, including but not limited to dogs, cats, birds, rodents, or reptiles (other than service animals, such as “seeing-eye” dogs) without the express written consent of Landlord.

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EXHIBIT “E”

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